CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

April 1, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Continental Building Products, Inc. The Annual Meeting will be held on Friday, May 6, 2016, at 9:00 a.m., local time, at our corporate headquarters located at 12950 Worldgate Drive, Herndon, Virginia 20170.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2015, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2015 Annual Report on Form 10-K on the Company’s website at www.continental-bp.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See “About the Annual Meeting-How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

James Bachmann
President and Chief Executive Officer

CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

_____________________
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
_____________________

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be Held on May 6, 2016

The Proxy Statement and accompanying Annual Report to Stockholders are available at: http://materials.proxyvote.com/211171

TIME AND DATE	9:00 a.m., local time, on Friday, May 6, 2016

LOCATION	Continental Building Products 12950 Worldgate Drive Herndon, Virginia 20170

ITEMS OF BUSINESS	1.To elect the director named in the Proxy Statement to hold office until the 2019 annual meeting; and

2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Stockholders will also act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The stockholders of record at the close of business on March 10, 2016, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

_____________________
PROXY STATEMENT
_____________________

We are providing these proxy materials in connection with the 2016 Annual Meeting of Stockholders of Continental Building Products, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2015 Annual Report on Form 10-K were first mailed to stockholders on or about April 1, 2016. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Continental Building Products,” “our company,” “the Company,” “us,” “we” and “our” refer to Continental Building Products, Inc. and its consolidated subsidiaries.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?
The Board of Directors of the Company is soliciting your vote in connection with the 2016 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?
The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the director named in the Proxy Statement to hold office until the 2019 annual meeting; and

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.
Stockholders will also act upon such other business that may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote?
The Board of Directors recommends a vote:

1.	For the election of James W. Bachmann as a director; and

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.
Who is entitled to vote at the Annual Meeting?
The Board of Directors set March 10, 2016 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.
Who is entitled to attend the Annual Meeting?
Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.
Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.
How many votes can be cast by stockholders?
Each share of common stock is entitled to one vote. There is no cumulative voting. There were 41,635,848 shares of common stock outstanding and entitled to vote on the Record Date.
How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.
How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality of the votes cast. This means that the individual nominated for election to the Board of Directors who receives the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will not affect the outcome of the election of directors.
To be approved, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.
Lone Star Fund VIII (U.S.), L.P., which we refer to in this Proxy Statement, along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities), as Lone Star, held approximately 14.4% of the Company’s common stock as of the Record Date through LSF8 Gypsum Holdings, L.P. Lone Star has indicated that it will vote its shares in favor of the director nominee named in this Proxy Statement and in favor of Proposal 2. If Lone Star votes as it has indicated, its vote is sufficient to meaningfully impact the election of the nominee and the adoption of Proposal 2. Following the Record Date on March 18, 2016, Lone Star sold all of its shares of the Company’s common stock.
How Do I Vote by Proxy?
You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. Similarly, if you vote electronically on the Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors for the matters on which you do not vote. In connection therewith, the Board of Directors has designated James Bachmann and Timothy Power as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instruction. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.
If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of independent registered public accounting firms. However, brokers do not have the discretion to vote on the election of directors.
Who pays for the proxy solicitation and how will the Company solicit votes?
The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet or by telephone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL NO. 1 - ELECTION OF DIRECTOR

At the Annual Meeting, stockholders will be asked to elect one director to serve on the Board of Directors. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than 15 directors with the exact number to be determined from time to time by resolution adopted by resolution of the Board of Directors. The Board currently consists of six directors. The Company’s Certificate of Incorporation divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes II, III and I presently end at the annual meetings in 2016, 2017 and 2018, respectively. Class I currently has two directors, Class II currently has one director and Class III currently has three directors.
The Board of Directors has nominated James W. Bachmann for election as a Class II director for a three-year term expiring at the 2019 annual meeting. When elected, a director serves until his or her successor has been duly elected and qualified or until any such director’s earlier resignation or removal. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.
Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically over the Internet or by telephone, your shares will be voted for the election of the nominee recommended by the Board of Directors unless you choose to abstain or vote against the nominee. If the nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware that the nominee will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting
Directors are elected by a plurality of the votes cast. This means that the individual nominated for election to the Board of Directors who receives the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR the Nominee.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee has selected Ernst & Young LLP to audit the consolidated financial statements of the Company as of December 31, 2016, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young.
The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Certificate of Incorporation nor the Company’s bylaws require that stockholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young, but may, nonetheless, retain Ernst & Young as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.
The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2016. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “-Committees of the Board of Directors-Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on the Board of Directors and its committees.
The following table sets forth the names, ages and background information of the nominee for election as director and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The person who has been nominated for election and is to be voted upon at the Annual Meeting is listed first, with continuing directors following thereafter.
Nominee

Name and Experience	Age	Class
James Bachmann -Mr. Bachmann has served as our President and Chief Executive Officer since January 2015 and has been a member of our Board of Directors since March 2015. Mr. Bachmann served as our Chief Financial Officer from January 2014 to May 2015 and also briefly served as our interim Chief Executive Officer from November 2014 to January 2015. Prior to becoming our Chief Financial Officer in January 2014, Mr. Bachmann served as Chief Financial Officer of Lafarge USA and co-Chief Financial Officer of Lafarge North America Inc., or Lafarge, from November 2012 through December 31, 2013. He served as Senior Vice President Finance - Investor Relations of Lafarge S.A. from January 2008 through October 2012, Senior Vice President and Controller of Lafarge from November 2005 to June 2006, Vice President Finance - Aggregates, Concrete, and Asphalt Division of Lafarge from February 2004 to November 2005, Vice President Controller of the Gypsum Division of Lafarge from May 2002 to February 2004, and worked at Arthur Andersen from September 1990 to April 2002. Mr. Bachmann received a BSBA from Georgetown University.
As our President and Chief Executive Officer, Mr. Bachmann brings a deep understanding of our business, industry, operations, and strategic planning to the Board. Mr. Bachmann also has extensive institutional knowledge gained through his more than 11 years of experience with Lafarge and Lafarge SA. Mr. Bachmann’s service also provides a direct and open channel of communication between the Board and senior management.
	47	II

Continuing Directors

Name and Experience	Age	Class
Edward Bosowski-Mr. Bosowski has been a member of our Board of Directors since February 2014 and began serving as Chairman of the Board in March 2016. Mr. Bosowski worked for USG Corporation (USG), the largest manufacturer and distributor of gypsum wallboard in the United States, for over 30 years. His final position at USG was Executive Vice President, Chief Strategy Officer, and President and CEO of USG’s international subsidiary, positions he held from 2006 to 2008. From 2001 to 2006, his responsibilities included being a member of the Office of the President for USG Corporation and several direct reporting relationships, including USG’s distribution subsidiary, its international subsidiary and various staff functions. From 1996 to 2001, he served as Executive Vice President of Sales and Marketing for the domestic gypsum business and became President and CEO of the North American Gypsum Business Unit. After joining USG in 1976, Mr. Bosowski held various positions and leadership roles in several operations and staff functions, including finance, marketing, supply chain, information technology, research and development, engineering, technical services, and business development.
Mr. Bosowski brings a significant level of industry experience to the Board, developed during his more than 30 years in the gypsum industry. His extensive expertise and broad leadership roles in the North American gypsum industry provide valuable insight and guidance.
	61	III

Michael J. Keough-Mr. Keough has been a member of our Board of Directors since March 2016. Since November 2012, Mr. Keough has served as President and Chief Executive Officer of Stronghaven Inc., a manufacturer of high-impact, cost effective packaging, displays and signage solutions since December 2013. From May 2010 through November 2012 Mr. Keough was a principal in the Keough Group, LLC, a consulting firm. From January 2005 through May 2010 Mr. Keough was President and Chief Executive Officer of Caraustar Industries, a manufacturer of paperboard and paperboard products, and from March 2002 to December 2004, he served as Senior Vice President and Chief Operating Officer of Caraustar Industries. Prior to Caraustar Industries, Mr. Keough worked for 16 years at Gaylord Container Corporation where he held various positions, ultimately serving as President and Chief Operating Officer.
Mr. Keough brings broad operating experience to the Board of Directors developed over 40 years in industry. His experience provides valuable insights into a wide variety of operational and management issues we may face.
65	I
Michael O. Moore-Mr. Moore has been a member of our Board of Directors since February 2014. Until August 2014, Mr. Moore served as Executive Vice President, Chief Financial Officer and Assistant Secretary of Ruby Tuesday, Inc., a national owner, operator or franchisor of casual dining restaurants, a position he held since April 2012. Prior to joining Ruby Tuesday, Mr. Moore was employed with Sun Capital Partners as Executive Vice President and Chief Financial Officer of Pamida Stores from February 2009 to March 2012 and as Interim Chief Financial Officer of Kellwood, Inc. from November 2008 to February 2009. Prior to his tenure with Sun Capital Partners, Mr. Moore served as Executive Vice President and Chief Financial Officer of Advanced Auto Parts from December 2005 to February 2008. Additionally, prior to December 2005, among other positions, Mr. Moore served as Executive Vice President and Chief Financial Officer of The Cato Corporation and as Senior Vice President and Chief Financial Officer of Bloomingdales.
Mr. Moore brings a significant level of financial and accounting expertise to the Board developed during his more than 30 year career. Mr. Moore’s wealth of public company experience provides valuable insight regarding public company reporting matters, as well as insight into management’s day-to-day duties and responsibilities.
65	III
Jack Sweeny-Mr. Sweeny has been a member of our Board of Directors since February 2014. Mr. Sweeny worked for Temple-Inland, Inc., a leading building products company, for 40 years. His final position at Temple-Inland was Group Vice President of Temple-Inland, a position he held from 2002 to 2010. Prior to becoming Group Vice President, Mr. Sweeny served as Vice President of Forest Operations from 1995 to 2002 and as Vice President of Operations from 1984 to 1995. After joining Temple-Inland in 1970, Mr. Sweeny held various positions and leadership roles at the company, including managing its marketing department. Mr. Sweeny is a member of the board of directors of First Bank & Trust East Texas.
Mr. Sweeny brings broad industry expertise to the Board of Directors developed during his 40 years in the building products industry, including experience with all aspects of the gypsum wallboard manufacturing process. His experience provides valuable insight and guidance to the Board on the building products industry as a whole.
69	III
Chantal D. Veevaete-Ms. Veevaete has been a member of our Board of Directors since March 2016. From May 2012 through December 2014, Ms. Veevaete served as Senior Vice President, Human Resources of Phillips 66, a diversified energy and logistics company, and prior to that she served as Designated Leader, Human Resources with ConocoPhillips, where she helped implement the separation of Phillips 66 from ConocoPhillips. From April 2009 through January 2012, Ms. Veevaete served as Vice President, Human Resources of Chevron Phillips Chemical, a chemical producer jointly owned by Chevron and Phillips 66. From August 2005 through February 2009, Ms. Veevaete served as Vice President, Human Resources of Medco Health Solutions (Accredo Health Division).
Ms. Veevaete brings a significant level of expertise in human resources, talent management and succession planning to the Board developed over more than 25 years in business. Her expertise provides valuable insights to the board on these matters, as well as insights into day-to-day operational management of the business.
58	I

Meetings of the Board of Directors
The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held five meetings in fiscal 2015. All directors attended at least 75% of all meetings of the Board of Directors and of the committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of stockholders. None of the directors attended the 2015 annual meeting of stockholders.
Director Compensation
Each of our independent directors receives an annual retainer of $50,000 per year, except that any non-executive chairman of the board receives an annual retainer of $75,000 per year. Until January 1, 2016, directors received an additional $2,500 annual fee for service as the chairman of the board or as chairperson of a committee of the Board, other than the chair of the Audit Committee, who received an annual fee of $5,000. Effective January 1, 2016, we increased the annual fee payable for service as chairperson of a committee to $8,000 and the annual fee payable to the chair of the Audit Committee to $12,500. Effective January 1, 2016, we began paying our independent directors an annual fee of $5,000 for service as a member of a committee, other than the Audit Committee, whose members receive an annual fee of $7,500. Independent directors also received an annual equity grant, with a target value of $43,200 for 2015, which amount was increased to $57,000 for 2016. Cash fees are paid quarterly in arrears. Directors who are also members of management or who were affiliated with Lone Star are not separately compensated for their services as a director. Until January 1, 2016, independent directors received meeting attendance fees of $1,500 for each meeting of the Board of Directors or a Committee attended. Effective January 1, 2016 attendance fees were no longer paid.
The table below sets forth the compensation paid (or credited) to each of the Company’s non-management directors during 2015:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Edward Bosowski	72,250	53,244	125,494
Michael O. Moore	73,000	53,244	125,494
Jack Sweeny	67,750	53,244	125,494

(1)
Represents the aggregate grant date fair value of restricted stock unit, or RSU, awards granted on March 2, 2015 under the 2014 Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC 718. As of December 31, 2015, Mr. Sweeny held an aggregate of 3,153 unvested shares of restricted stock and RSUs and 2,500 stock options (1,250 of which were exercisable) and Messrs. Bosowski and Moore each held an aggregate of 3,152 unvested shares of restricted stock and RSUs and 2,500 stock options (1,250 of which were exercisable).

Controlled Company Exemption
Because Lone Star previously controlled more than 50% of our common stock, we were a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, or NYSE. Accordingly, we previously availed ourselves of the “controlled company” exception available under the NYSE rules which eliminated certain requirements, such as the requirements that a company have a majority of independent directors on its board of directors, that compensation of the executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors. As of March 18, 2015, Lone Star no longer beneficially owned more than 50% of our common stock and we ceased to be a controlled company eligible to utilize the exemptions described above. We complied with all applicable transition rules within the relevant time periods in respect of losing our controlled company status and are now in full compliance with the NYSE corporate governance standards.

Director Independence
The Board of Directors has affirmatively determined that each of Messrs. Bosowski, Keough, Moore and Sweeny and Ms. Veevaete is independent under the NYSE rules. The NYSE’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.
Board Leadership Structure
The Company’s Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by a non-executive independent Chairman, Mr. Bosowski. The Board has determined that having a non-executive Chairman provides significant advantages to the Board, as it allows our Chief Executive Officer to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board of Directors in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with flexibility to determine whether the two roles should be combined in the future based on our company’s needs and our Board of Directors’ assessment of our leadership structure from time to time.
In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. The lead independent director’s responsibilities will include such responsibilities delegated thereto by the Board, and may also include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; approving information sent to the Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. Any lead independent director shall have the authority to call executive sessions of the independent directors. If the Chairman of the Board is an independent director, he or she shall act as the lead independent director.
The Board’s Role in Risk Oversight
The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.
While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Committees of the Board of Directors
The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors.
Audit Committee - The primary responsibilities of our Audit Committee is to oversee the accounting and financial reporting processes of our company as well as our subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management and the Board of Directors. The Audit Committee oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.
The Audit Committee is comprised of Messrs. Bosowski, Moore and Sweeny, with Mr. Moore serving as chair. The Board of Directors has determined that each of Messrs. Bosowski, Moore and Sweeny is independent, as defined under and required by the federal securities laws and the NYSE rules. The Board of Directors has also determined that Mr. Moore qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee is “financially literate” as required under NYSE rules, as such qualification is interpreted by the Board of Directors in its business judgment. The Audit Committee held four meetings during fiscal 2015.
Compensation Committee - The primary responsibility of our Compensation Committee is to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our equity incentive plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock option, restricted stock and other forms of stock-based compensation.
From January 1, 2015 to June 6, 2015, our Compensation Committee was comprised of Messrs. Boggess, Bosowski and Suss, with Mr. Boggess serving as chair. From June 6, 2015 to February 19, 2016, the Compensation Committee was comprised of Messrs. Boggess, Bosowski and Moore, with Mr. Boggess serving as chair. From February 19, 2016 to March 14, 2016, the Compensation Committee was comprised of Messrs. Bosowski, Moore and Sweeny, with Mr. Bosowski serving as chair. Since March 14, 2016, the Compensation Committee has been comprised of Messrs. Bosowski and Moore and Ms. Veevaete, with Mr. Bosowski serving as chair. The Board has determined that Messrs. Bosowski, Moore and Sweeny and Ms. Veevaete are independent under NYSE rules. As discussed under “-Controlled Company Exemption” above, for so long as we were a controlled company, we were not required to have a compensation committee comprised entirely of independent directors under NYSE rules. However, following the loss of our controlled company status in connection with the March 2015 secondary public offering, we became subject to the NYSE transition rules. Under these rules, our Compensation Committee was required to have one independent director as of such date, be a majority independent no later than 90 days after such date and entirely independent within one year of such date. We have complied with these transition requirements.
The Compensation Committee held three meetings in fiscal 2015.
Compensation Committee Interlocks and Insider Participation - During the last completed fiscal year, Messrs. Boggess, Bosowski, Suss and Moore served as members of our Compensation Committee. None of our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors. For a description of the transactions between us and members of the Compensation Committee, and entities affiliated with such members, see the transactions described under “Certain Relationships and Related Transactions” below.
Nominating and Corporate Governance Committee - Our Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding director candidates and assists our Board of directors in determining the composition of our Board of Directors and its committees. The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and skills, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by stockholders, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and then interviewed by other Board or management representatives. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. With regard to procedures for stockholder nominations of directors candidates, please see the requirements described below under “Stockholder Proposals.”
From January 1, 2015 to March 18, 2015, the Nominating and Corporate Governance Committee was comprised of Messrs. Boggess, Volluz and Sam Loughlin, with Mr. Loughlin serving as chair. From March 18, 2015 to June 6, 2015, our Nominating and Corporate Governance Committee was comprised of Messrs. Boggess, Sweeny and Volluz. From June 6, 2015 to February 19, 2016, the Nominating and Corporate Governance Committee was comprised of Messrs. Boggess, Bosowski and Sweeny, with Mr. Sweeny serving as chair. From February 19, 2016 to March 14, 2016, the Nominating and Corporate Governance Committee was comprised of Messrs. Bosowski, Moore and Sweeny, with Mr. Sweeny serving as chair. Since March 14, 2016, the Nominating and Governance Committee has been comprised of Messrs. Bosowski, Keough and Sweeny, with Mr. Sweeny serving as chair. The Board has determined that Messrs. Bosowski, Keough, Moore and Sweeny are independent under NYSE rules. As discussed under “-Controlled Company Exemption” above, for so long as we were a controlled company, we were not required to have a nominating and corporate governance committee comprised entirely of independent directors under NYSE rules. However, following the loss of our controlled company status in connection with the March 2015 secondary public offering, we became subject to the NYSE transition rules. Under these rules, our Nominating and Corporate Governance Committee was required to have one independent director as of such date, be a majority independent no later than 90 days after such date and entirely independent within one year of such date. We have complied with these transition requirements.
The Nominating and Corporate Governance Committee held three meetings in fiscal 2015.
Committee Charters - The Board of Directors has adopted formal charters for each of its three standing committees. These charters establish the missions of the respective committees as well as committee membership guidelines. They also define the purpose, duties, and responsibilities of each committee in relation to the committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at www.continental-bp.com by following the links to “Investor Relations” and “Corporate Governance” or upon written request to the Company, as set forth under “Corporate Governance-Availability of Documents” below.
Contacting the Board of Directors
Stockholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including the lead independent director, whether to provide comments, to report concerns, or to ask a question, may do so by email at cbpdirectors@continental-bp.com or by writing to the following address: Corporate Secretary, Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, indicating to whose attention the communication should be directed. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.
Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in, or as directed by, the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Jumpstart Our Business Startups Act as well as various rules promulgated by the Securities and Exchange Commission, or the SEC, and the NYSE. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.
The Board of Directors has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:
The role of the Board of Directors;
The composition of the Board of Directors, including size and membership criteria;
Board leadership;
Service on other boards and audit committees;
Functioning of the Board, including regularly held meetings and executive sessions of independent directors;
Structure and functioning of the committees of the Board;
Director access to management, employees and advisors;
Director compensation;
Succession planning; and
Board and committee performance evaluations.
Codes of Ethics
In addition to the Principles of Corporate Governance, the Board of Directors has adopted a Code of Ethics and Business Conduct. The Code of Ethics, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.
In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefor on its website at www.continental-bp.com.
Availability of Documents

The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct and the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are accessible by following the links to “Investor Relations” and “Corporate Governance” on the Company’s website at www.continental-bp.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee hereby reports as follows:

1.
Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.
The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2015 Annual Report on Form 10-K.

3.
The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

4.
The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.
Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Michael Moore, Chair
Edward Bosowski
Jack Sweeny

Audit and Non-Audit Fees
Set forth below are the fees billed to the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated.

	2015	2014
Audit fees	1,361,465	940,000
Audit related fees	38,590	—
Tax fees	20,000	61,300
All other fees	—	88,000
Total	1,420,055	1,089,300
Audit Fees - Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as consents and reviews of documents filed with the SEC and fees related to secondary offerings of the Company’s stock by Lone Star Funds.
Tax Fees - Consist of fees for tax compliance, tax advice and tax planning.

Audit Related Fees - Consist of fees for professional services provided in connection with the audit of the Company’s 401(k) benefit plan.
All Other Fees - Consist of fees for professional services provided in connection with the Company’s implementation of a new information technology system.

Pre-Approval Policies and Procedures

The Board of Directors has adopted a written policy for the pre-approval of certain audit and non-audit services which Ernst & Young provides. The policy balances the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company’s independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering in 2014, pursuant to the policies and procedures described above.

EXECUTIVE COMPENSATION

Introduction
The executive compensation disclosure that follows explains the compensation awarded to, earned by or paid to James Bachmann, our President and Chief Executive Officer, and Timothy Power and Muhammad Shahbaz Malik, our two most highly compensated executive officers other than our chief executive officer for 2015. We refer to these individuals in this section as our named executive officers or NEOs. The Compensation Committee of our Board of Directors makes all decisions regarding the compensation of our NEOs.

Summary Compensation Table
The following table summarizes information concerning the compensation awarded to, earned by or paid to our NEOs in 2015 and, for Messrs. Bachmann and Power, 2014. Mr. Malik was not an NEO for 2014. As described in further detail below, the majority of the amounts included in the “Non-Equity Incentive Plan Compensation” column in the table below for 2015 were paid directly by LSF8 Gypsum Holdings, L.P., our former majority shareholder, to the NEOs under the LSF8 Gypsum Holdings, L.P. Long Term Incentive Plan in connection with the secondary public offerings and related share repurchase transactions completed in 2015.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
James Bachmann	2015	425,000	—	707,025	—	7,306,424	46,935	8,485,384
President and Chief Executive Officer	2014	325,000	—	70,000	107,100	158,681	38,747	699,528
Timothy Power	2015	226,600	—	209,436	—	3,624,013	45,030	4,105,079
SVP and General Counsel	2014	220,000	—	77,000	53,550	107,415	33,450	491,415
Muhammad Shahbaz Malik	2015	278,100	30,000	256,928	—	1,900,320	168,294	2,633,642
SVP Sales, Marketing & Supply Chain	2014	—	—	—	—	—	—	—

(1)
A sign-on bonus of $30,000 was paid to Mr. Malik in 2015 in recognition of his joining the Company as its new SVP Sales, Marketing & Supply Chain in 2014. This bonus was intended to compensate Mr. Malik for a bonus payment he did not receive from his prior employer due to the timing of his departure to join the Company.

(2)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards and time- and performance-based RSU awards granted under the Company’s 2014 Stock Incentive Plan in accordance with FASB ASC Topic 718, Stock Compensation, or ASC 718. The aggregate grant date fair values for the 2015 performance-based restricted stock units, or PRSUs, assume the target level of performance conditions are attained. Assuming the highest level of performance conditions are achieved for the PRSUs, the aggregate grant date value for stock awards granted in 2015 would be $1,060,537, $314,154, and $385,391 for Messrs. Bachmann, Power, and Malik, respectively. Please refer to Note 17 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.

(3)
Represents the grant date fair value of options granted in connection with the Company’s initial public offering under the Company’s 2014 Stock Incentive Plan in accordance with ASC 718. Please refer to Note 17 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.

(4)
For 2014 and 2015, each of our NEOs was eligible to earn a cash performance bonus, which is described in further detail below. In addition, for 2015, each of our NEOs earned payments under the LSF8 Gypsum Holdings, L.P. Long Term Incentive Plan, a cash incentive plan maintained by our former majority stockholder and described in further detail below. The aggregate amount set forth in this column for Mr. Bachmann for 2015 includes amounts of $350,000 and $160,000 to which Mr. Bachman was entitled under the Long Term Incentive Plan in connection with the Company’s May 2015 and September 2015 secondary public offering and related share repurchase transactions, respectively, but which Mr. Bachmann did not receive and requested be paid to other key employees.

(5)
The amounts in this column represent the sum of automobile allowances, basic and executive supplementary life insurance premiums, and Company matching contributions to defined contribution plans, in each case paid on behalf of the NEOs during 2015 and 2014. In addition, the amounts reported for 2015 include estimated additional Company contributions to our defined contribution plan related to services performed in 2015, but which amounts will not be finalized and contributed to participant accounts until April of 2016.

Narrative Disclosure to the Summary Compensation Table
Base Salary
Mr. Bachmann entered into a new employment agreement with the Company effective as of March 24, 2015. Pursuant to this employment agreement, Mr. Bachmann’s base salary for 2015 was increased from $325,000 to $425,000. This increased base salary reflected Mr. Bachmann’s expanded role and duties as President and Chief Executive Officer of the Company following the death of our former Chief Executive Officer, Isaac Preston, on November 25, 2014. Mr. Bachmann’s salary is subject to review from time to time as determined by our Board of Directors or a committee thereof and may be subject to future change.
Messrs. Power’s and Malik’s base salaries are determined on an annual basis, taking into account the NEO’s position and responsibilities, the pay range for individuals in similar positions and having similar responsibilities within the Company, the compensation practices of similar companies in our sector and market and the NEO’s previous base salary. The Company has not entered into employment agreements with Messrs. Power or Malik. Following review by our Compensation Committee, both Messrs. Power and Malik received a 3% increase to their base salary for 2015 in recognition of their good performance and, in the case of Mr. Malik, to help align his salary with the pay levels of similar executives in the Company’s sector.

Incentive Compensation
Annual Cash Incentives
Each of our named executive officers was eligible to earn an annual cash incentive bonus for 2015, and Messrs. Bachmann and Power for 2014, based upon the achievement of a pre-established EBITDA target set by the Compensation Committee. Pursuant to his then-current employment agreement, the target amount for Mr. Bachmann’s annual cash performance bonus was set at 75% of his base salary for 2014. Under Mr. Bachmann’s new employment agreement, his target annual cash performance bonus was increased to 100% of base salary for 2015, in recognition of his expanded role as President and Chief Executive Officer. The target annual cash performance bonus amount for Messrs. Power and Malik were each 75% of base salary.
Annual cash incentives are payable under our annual incentive plan based upon achievement of an EBITDA target, which each year is set at a level our Compensation Committee believes will be attainable, but difficult to achieve, and for certain NEOs, based upon achievement of personal objectives. In 2014, for Messrs. Bachmann and Power, bonuses were payable entirely based upon achievement of the EBITDA target. In 2015, Mr. Bachmann’s bonus was payable entirely based upon achievement of the EBITDA target and Messrs. Power’s and Malik’s bonuses were payable 70% based on achievement of the EBITDA target and 30% based on the achievement of personal objectives. For each of 2014 and 2015, upon achievement of a threshold of 80% and 85%, respectively, of the targeted EBITDA, each executive could receive a 50% payout of the EBITDA component of his bonus. Achievement of 100% of the targeted EBITDA would result in a 100% bonus payout for this component. Achievement of 120% of the targeted EBITDA would result in a maximum bonus payout of 120% of this component. Payouts for EBITDA achieved between these points were interpolated. The EBITDA performance target was designed to be rigorous and difficult for our executive officers to achieve.
For 2014, the Company achieved EBITDA of $115.1 million, which resulted in a payout of 65.1% for Messrs. Bachmann and Power. For 2015, the Company achieved EBITDA of $125.3 million, which resulted in a payout of 72.1% of the EBITDA component of each NEO’s annual bonuses. The Compensation Committee considered Mr. Power’s successful execution of a number of strategic initiatives, including the development of long-term sourcing strategies and the launch of an energy savings program in determining that the personal objectives component of his annual bonus was achieved at 75% and Mr. Malik’s successful execution of a number of strategic initiatives, including a variety of sales initiatives as well as the development of a customer portal in determining that the personal objectives component of his annual bonus was achieved at 72%.
The actual annual cash incentives paid to each executive, which was $306,425, $150,320 and $124,013 for 2015 for Messrs. Bachmann, Power and Malik, respectively, are included in the “Non-Equity Incentive Plan” column of the Summary Compensation table above.
Equity Incentive Compensation
In 2014, our NEOs and other executive officers and Company employees received equity awards in connection with the Company’s initial public offering. On February 4, 2014, we granted approximately 142,000 stock options and 75,000 shares of restricted stock based on the initial offering price of $14.00 per share. In connection with those grants, Mr. Bachmann received 15,000 stock options and 5,000 shares of restricted stock and Mr. Power received 7,500 stock options and 5,500 shares of restricted stock.

On March 2, 2015, the Company granted certain employees and independent directors, including the NEOs, RSUs and PRSUs. The RSUs granted to each NEO, vest ratably over four years. If earned, PRSUs vest following a one-year holding period on December 31, 2017, with the exact number of PRSUs earned subject to the achievement of certain performance conditions through December 31, 2016. The number of PRSUs earned will vary from 0% to 200% of the number of PRSUs awarded, depending on the Company’s performance relative to a cumulative two year EBITDA target for 2015 and 2016. In connection with these grants, the NEOs received the following awards of RSUs and PRSUs (at target level): Mr. Bachmann received 16,778 RSUs and 16,778 PRSUs, Mr. Power received 4,970 RSUs and 4,970 PRSUs and Mr. Malik received 6,097 RSUs and 6,097 PRSUs.
Long-Term Incentives Following the Acquisition
Following the Acquisition, Lone Star implemented a cash-based long term incentive plan, the LSF8 Gypsum Holdings, L.P. Long Term Incentive Plan (the “LTIP”). Under the LTIP, participants were granted pool units entitling them, subject to the terms of the LTIP, to a potential cash payout upon a monetization event. LSF8 Gypsum Holdings, L.P., or LSF8, our majority shareholder, maintained, and was obligated for all payments under the LTIP. The LTIP was effective August 30, 2013 and, as described below, reached its maximum payout level following our September 2015 secondary public offering. Therefore, LSF8 will not make any further payments under the LTIP. Each of our NEOs participated in the LTIP.
Mr. Bachmann was awarded 200,000 pool units under the LTIP, Mr. Power was awarded 100,000 pool units under the LTIP and Mr. Malik, upon joining the Company, was awarded 50,000 pool units under the LTIP. In addition, three other executive officers, including the estate of our former, deceased CEO, Isaac Preston, who are not NEOs for 2015 held an aggregate of 500,000 pool units under the LTIP. The total number of pool units authorized under the LTIP was 1,000,000.
Pool units granted under the LTIP generally only became vested upon the occurrence, prior to August 30, 2018, of a vesting monetization event. The value of a participant’s pool units was determined as of the closing date of each monetization event relative to that participant’s interest in the incentive pool, calculated as the number of vested pool units held by the individual participant, divided by 1,000,000 (the total number of pool units authorized under the LTIP). The amount of profits credited to the incentive pool under the LTIP in connection with a monetization event was based upon the internal rate of return realized upon a monetization event by the Company’s direct and indirect equity holders immediately prior to our initial public offering; provided, however, in no event was more than $35 million, in the aggregate, to be credited to the incentive pool under the LTIP. This $35 million cap was reached with our secondary public offering in September of 2015, and therefore, no future payments will be made under the LTIP. Payments under the LTIP were made in cash as soon as reasonably practicable after the closing of each applicable monetization event. Our initial public offering and our November 2014 secondary offering did not trigger any payouts under the LTIP. However, our March, May and September 2015 secondary public offerings and the related share repurchase transactions in May and September of 2015 did trigger cash payments of an aggregate of $6,999,999, $3,500,000 and $1,750,000 to Messrs. Bachmann, Power and Malik, respectively. Of the aggregate amount to which Mr. Bachmann was entitled under the LTIP, Mr. Bachmann requested that his payments triggered by the May and September 2015 secondary public offerings be reduced by an aggregate amount of $510,000 with the understanding that such amounts would be paid to other key employees.
The amount of profits that were credited to the incentive pool upon each monetization event, subject to the aggregate $35 million cap, is summarized in the table and footnotes below:

Aggregate Cash Distribution Cash Received(1) or Monetization Event Value(2), as Applicable, Required to Achieve Cumulative Internal Rate of Return of:
Percentage of the Incremental Cash Distribution Profit Amount(1)
or Monetization Event Profit Amount(2), as Applicable, to be
Credited as Cash Distribution Participation Amount(1) or
Monetization Event Participation Amount(2), as Applicable(3)

14.99% or less	0.00%
Over 15% up to 17.99%	1.25% of excess over 0%
Over 18% up to 20.99%	2.75% of excess over 18%
Over 21% up to 24.99%	4.50% of excess over 21%
Over 25% up to 29.99%	6.75% of excess over 25%
Over 30% up to 34.99%	7.75% of excess over 30%
Over 35% up to 39.99%	9.00% of excess over 35%
Over 40% up to 44.99%	11.25% of excess over 40%
Over 45%	14.50% of excess over 45%**

(1)
Upon a monetization event that was a cash distribution (as defined below) that occurred prior to any of the other types of monetization events, the incentive pool was to be credited with an amount equal to the Cash Distribution Participation Amount. The “Cash Distribution Participation Amount” is a portion of the excess of:

(i)
the sum of such cash distribution actually distributed to the Company’s current direct and indirect equity owners immediately prior to our initial public offering (the “Cash Distribution Cash Received”) plus all prior cash distributions (plus all prior Monetization Event Value Received (see footnote (2), below), if any), over

(ii)	the beginning equity value (as defined in the LTIP), as increased from time to time pursuant to the LTIP (such excess, the “Cash Distribution Profit Amount”).
To determine such portion, LSF8 was to calculate a cumulative internal rate of return (“Cumulative Internal Rate of Return”) with respect to the Cash Distribution Cash Received in such current cash distribution and all prior cash distributions (the “Aggregate Cash Distribution Cash Received”). However, the incentive pool would not be credited with any amounts unless and until the Cumulative Internal Rate of Return equaled or exceeded 15%. Once the Cumulative Internal Rate of Return equaled or exceeded 15%, the Cash Distribution Participation Amount or Monetization Event Participation Amount, as applicable, would be determined pursuant to the table above.

(2)
Upon a monetization event other than a cash distribution, the incentive pool was to be credited with the Monetization Event Participation Amount. The “Monetization Event Participation Amount” was a portion of the excess of:

(i)
the sum of the net cash proceeds (and the fair market value of other consideration received at the time of the monetization event as determined in LSF8’s discretion) from the event causing the monetization event actually received by the Company’s direct and indirect equity holders immediately prior to our initial public offering (the “Monetization Event Value Received”) plus all prior Aggregate Cash Distribution Cash Received, over

(ii)	the beginning equity value (such excess, the “Monetization Event Profit Amount”).
To determine such portion, LSF8 calculated a Cumulative Internal Rate of Return with respect to the Monetization Event Value Received and the Aggregate Cash Distribution Cash Received (the “Aggregate Monetization Event Value”). However, the incentive pool would not be credited with any amounts unless and until the Cumulative Internal Rate of Return equaled or exceeded 15%. Once the Cumulative Internal Rate of Return equaled or exceeded 15% then, the Cash Distribution Participation Amount or Monetization Event Participation Amount, as applicable, would be determined pursuant to the table above.
In addition, in the event the Cumulative Internal Rate of Return was greater than or equal to 25%, the aggregate amount credited as Monetization Event Participation Amount would not be less than $85,000,000.

(3)
The percentage in the right-hand column in any particular row of the table was applied only to the portion of the Cash Distribution Profit Amount or Monetization Event Profit Amount, as applicable, attributable to the incremental Cumulative Internal Rate of Return reflected in the left-hand column of such row.

Generally, for purposes of the LTIP, a monetization event occurred if and when:

•
LSF8 or the Company was converted, merged, consolidated or reorganized into or with another corporation or other legal person and, immediately after such conversion, merger, consolidation, or reorganization, less than a majority of the combined voting power of the then-outstanding equity securities of such corporation or other legal person immediately after such transaction were held in the aggregate by the holders of voting securities of LSF8 immediately prior to such transaction;

•
the equityholders of LSF8 sold, transferred or exchanged more than 50% of the combined voting power of the then-outstanding equity securities of LSF8 or the Company to an unrelated third party, or (B) LSF8 or its subsidiaries sold, transferred or exchanged more than 50% in value of their aggregate assets to any other entity or other legal person, and less than a majority of the combined voting power of the then outstanding equity securities of such entity or person immediately after such sale were held in the aggregate by the holders of voting securities of LSF8 immediately prior to such sale;

•
a firm commitment underwritten public offering occurred that was registered under the Securities Act of 1933, as amended, of the equity interests of LSF8, the Company, another subsidiary of LSF8 or a respective successor entity where either (A) the members’ interest in the voting securities of LSF8, a subsidiary or a respective successor entity, as applicable, was reduced to below 50% as a result of such public offering or (B) LSF8 determined, in its sole and absolute discretion, that such public offering constituted a monetization event for purposes of the LTIP; or

•	LSF8 paid dividends or distributions (whether pursuant to a regular dividend, extraordinary dividend, non-dividend distribution, redemption, recapitalization, or otherwise) (a “cash distribution”).
In turn, a vesting monetization event was any of the events described in the subsections above (i) that was not a cash distribution, or (ii) that was a cash distribution, provided that at the time of such event, the Cumulative Internal Rate of Return of the Company’s direct and indirect equity holders as of immediately prior to our initial public offering was at least 15% and, when combined with any prior monetization event, results in a return to such direct and indirect equity holders of the Company of at least their beginning equity value.
Retirement Plans
We maintain a tax qualified 401(k) defined contribution plan (the “401(k)”) plan, for the benefit of our employees. Under the 401(k) plan, employees (including the current NEOs) are permitted to elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. We are also permitted to make contributions up to the legally prescribed limits on behalf of all eligible employees to the 401(k) plan, which are reflected in the “All Other Compensation” column of the Summary Compensation Table above.
Termination, Severance and Change in Control Arrangements
Executive Severance and Change in Control Plan
On November 3, 2015, we implemented the Continental Building Products, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), in which certain of our executives, including each NEO, is eligible to participate. The Severance Plan has an initial term of two years.
Under the Severance Plan, in the event that an executive is terminated without Cause or resigns for Good Reason (in each case, as defined in the Severance Plan) in connection with and within six months prior to or 24 months following a Change in Control (as defined in the Severance Plan), the executive will be entitled to receive: (1) payment of any accrued obligations, including any bonus earned with respect to any period which ended prior to the date of termination, (2) a severance payment equal to 100% (or 200% in the case of Mr. Bachmann) of the sum of the executive’s then current annual base salary and annual target bonus opportunity, (3) payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance, (4) continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for Mr. Bachmann) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such cannot be provided), and (5) if such awards are not adequately replaced (as described in the Severance Plan), accelerated vesting of all outstanding equity awards, with unearned performance awards deemed earned at target level. All payments are generally to be made within 30 days of the date of termination, except the pro-rated annual bonus which is payable at the same time annual bonuses are paid to other senior executives of the Company. All payments under the Severance Plan are subject to reduction in the event that such payments, which combined with all other payments and benefits to be provided to the executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, and the net after tax-amount to be received by the executive would be less than had the payments been reduced so as to avoid imposition of the excise tax.

In the event that an executive is terminated without Cause or resigns for Good Reason not in connection with a Change in Control (or not within six months prior to or 24 months following a Change in Control), the executive will be entitled to receive: (1) payment of any accrued obligations, including any bonus earned with respect to any period which ended prior to the date of termination, (2) severance payments over 12 months (or 24 months in the case of Mr. Bachmann) in an aggregate amount equal to 100% (or 200% in the case of Mr. Bachmann) of such executive’s then current annual base salary, (3) payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance, (4) continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for Mr. Bachmann) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such cannot be provided), and (5) pro-rata vesting of all outstanding stock options and stock appreciation rights based on the number of days the executive was employed during the vesting period over the total number of days in the vesting period, forfeiture of all unvested shares of restricted stock and RSUs, and pro-rata vesting of any unearned performance awards based on the number of days the executive was employed during the performance period over the total number of days in the performance period and actual performance through the completion of the performance cycle.
Any payments under the Severance Plan are conditioned upon (1) the executive’s execution of a separation agreement in a form and substance provided by the Company, including a general release of claims, and (2) the executive’s compliance with confidentiality, non-competition, non-solicitation, intellectual property and non-disparagement covenants contained in the Severance Plan. Any payments made under the Severance Plan are also subject to the Company’s recoupment policy and will be offset by any severance amounts due to an individual under any employment agreement, including Mr. Bachmann’s employment agreement described below.
Mr. James Bachmann Employment Agreement
Pursuant to his new employment agreement, in the event that Mr. Bachmann’s employment is terminated by the Company without Cause or he resigns for Good Reason (in each case, as defined in such agreement), then subject to his execution and non-revocation of a waiver and general release of claims in a form provided by the Company and his compliance with the confidentiality, non-compete, non-solicitation and non-disparagement restrictive covenants contained in his employment agreement, he would be entitled to any accrued payments or benefits, continued payment of his base salary for a period of 24 months, and payment of a pro-rata annual cash performance bonus for the period of the year that Mr. Bachmann was employed by the Company. As noted above, such payments will reduce any amounts owed to Mr. Bachman under the Severance Plan.
Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding equity awards made to the NEOs under the Company’s 2014 Stock Incentive Plan as of December 31, 2015.

Option Awards (1)					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
James Bachmann	3,750	11,250	14.00	2/4/2024	3,750(3) 16,778(4)	65,475 292,944	16,778(5)	292,944
Timothy Power	1,875	5,625	14.00	2/4/2024	4,125(3) 4,970(4)	72,023 86,776	4,970(5)	86,776
Muhammad Shahbaz Malik	—	—	—	—	6,097(3)	106,454	6,097(5)	106,454

(1)
All stock options were granted on February 4, 2014 in connection with the Company’s Initial Public Offering. All awards vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(2)
The market value of outstanding awards of restricted stock, RSUs and PRSUs is computed by using the closing price of a share of the Company’s common stock on December 31, 2015, which was $17.46, and for PRSUs, assumes achievement of the target level of performance conditions.

(3)
Award of restricted stock was granted on February 4, 2014 in connection with the Company’s Initial Public Offering and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)	Award of RSUs was granted on March 2, 2015 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(5)
Award of PRSUs was granted on March 2, 2015 and vests on December 31, 2017, with the exact number of PRSUs earned subject to the achievement of certain performance conditions through December 31, 2016. The number of PRSUs earned will vary from 0% to 200% of the number of PRSUs awarded, depending on the Company’s performance relative to a cumulative two year EBITDA target for 2015 and 2016.

SECURITY OWNERSHIP
The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 10, 2016 by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of March 10, 2016 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The applicable percentages set forth below are based on 41,635,848 shares outstanding as of March 10, 2016. Unless indicated below, the address of each individual listed below is c/o Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.

	Shares of common stock beneficially owned
Name of Beneficial Owner	Shares of common stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder
LSF8 Gypsum Holdings, L.P. (1)	6,006,803	14.4%
Capital World Investors (2)	3,035,700	7.3%
BlackRock, Inc. (3)	2,821,547	6.8%
The Vanguard Group (4)	2,459,517	5.9%
Named Executive Officers
James Bachmann (5)	27,627	*
Timothy Power (6)	15,493	*
Muhammad S. Malik (7)	1,524	*
Directors
Bradley P. Boggess (8)	—	-
Edward Bosowski (9)	4,610	*
Michael Keough	—	-
Michael O. Moore (10)	4,610	*
Jack Sweeny (11)	4,611	*
Chantal Veevaete	—	-
Kyle S. Volluz (12)	—	-
Grant Wilbeck (13)	—	-
All current directors and executive officers as a group (16 persons) (14)	83,597	*

*	Represents less than one percent.

(1)
LSF8 Gypsum Holdings, L.P., a Delaware limited partnership is controlled by LSF VIII International Finance, L.P., a Bermuda limited partnership, which is controlled by its general partner, Lone Star Partners VIII, L.P., a Bermuda limited partnership, which is controlled by its general partner Lone Star Management Co. VIII, Ltd., a Bermuda exempted limited company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for all of these persons, other than LSF VIII International Finance, L.P., Lone Star Partners VIII, L.P., Lone Star Management Co. VIII, Ltd. and Mr. Grayken, is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204. The address for LSF VIII International Finance, L.P., Lone Star Partners VIII, L.P. and Lone Star Management Co. VIII, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM 11, Bermuda. The address for Mr. Grayken is Pyrford Court, Pyrford Common Road, Woking, Surrey, GU22 8UB, England, United Kingdom. Following the Record Date on March 18, 2016,

LSF8 Gypsum Holdings, L.P. sold all of its shares of Company common stock and Lone Star no longer owns any shares of the Company’s common stock.

(2)
The information regarding the beneficial ownership of Capital World Investors is based on the Schedule 13G/A filed with the SEC thereby on February 12, 2016. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)
The information regarding the beneficial ownership of BlackRock, Inc. is based on the Schedule 13G filed with the SEC thereby on January 28, 2016. BlackRock has sole voting power with respect to 2,703,075 shares, shared voting power with respect to no shares, sole dispositive power with respect to 2,821,547 shares and shared dispositive power with respect to no shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
The information regarding the beneficial ownership of The Vanguard Group is based on the Schedule 13G filed with the SEC thereby on February 10, 2016. The Vanguard Group has sole voting power with respect to 71,625 shares, shared voting power with respect to no shares, sole dispositive power with respect to 2,390,492 shares and shared dispositive power with respect to 69,025 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Includes 7,500 options to purchase shares of Company common stock that were exercisable and 4,195 RSUs that had vested as of March 10, 2016.

(6)	Includes 3,750 options to purchase shares of Company common stock that were exercisable and 1,243 RSUs that had vested as of March 10, 2016.

(7)	Includes 1,524 RSUs that had vested as of March 10, 2016.

(8)
Mr. Boggess owns interests in entities which own indirect non-controlling interests in LSF8 Gypsum Holdings, L.P.’s parent company and therefore expressly disclaims any beneficial ownership of interests in LSF8 Gypsum Holdings, L.P. or our common stock owned by LSF8 Gypsum Holdings, L.P. Mr. Boggess resigned from the Board of Directors on March 18, 2016.

(9)	Includes 1,250 options to purchase shares of Company common stock that were exercisable and 2,527 RSUs that had vested as of March 10, 2016.

(10)	Includes 1,250 options to purchase shares of Company common stock that were exercisable and 2,527 RSUs that had vested as of March 10, 2016.

(11)	Includes 1,250 options to purchase shares of Company common stock that were exercisable and 2,527 RSUs that had vested as of March 10, 2016.

(12)
Mr. Volluz owns interests in entities which own indirect non-controlling interests in LSF8 Gypsum Holdings, L.P.’s parent company and therefore expressly disclaims any beneficial ownership of interests in LSF8 Gypsum Holdings, L.P. or our common stock owned by LSF8 Gypsum Holdings, L.P. Mr. Volluz resigned from the Board of Directors on March 18, 2016.

(13)
Mr. Wilbeck owns interests in entities which own indirect non-controlling interests in LSF8 Gypsum Holdings, L.P.’s parent company and therefore expressly disclaims any beneficial ownership of interests in LSF8 Gypsum Holdings, L.P. or our common stock owned by LSF8 Gypsum Holdings, L.P. Mr. Wilbeck resigned from the Board of Directors on March 18, 2016.

(14)	Includes 22,500 options to purchase shares of Company common stock that were exercisable and 17,596 RSUs that had vested as of March 10, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2015.

EXECUTIVE OFFICERS
For information about the executive officers of the Company, see Part III, Item 10-Directors, Executive Officers and Corporate Governance, in the Company’s 2015 Annual Report on Form 10-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have implemented a written policy pursuant to which our Board of Directors or the Audit Committee will review and approve transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving any transaction with a related party, our Board of Directors or Audit Committee (in each case, composed of disinterested directors), as applicable, will consider the material facts as to the related party’s relationship with the Company or interest in the transaction. Related party transactions will not be approved unless the Board of Directors or the Audit Committee (in each case, composed of disinterested directors), as applicable, has approved of the transaction. The share repurchase transactions described below were approved pursuant to the policy described above. However, we did not have a formal review and approval policy for related party transactions at the time of the other transaction described below.

Relationships with Lone Star and its Affiliates
Registration Rights Agreement - The Company entered into a registration rights agreement with Lone Star in connection with our initial public offering. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star if a registration statement for the resale of shares of common stock held by Lone Star is not declared effective or if the effectiveness is not maintained. The 6,006,803 shares of common stock held by Lone Star as of the Record Date were registered on a shelf registration statement on Form S-3 which was declared effective by the SEC on March 6, 2015 and were sold on March 18, 2016 resulting in the termination of the Registration Rights Agreement.
Share Repurchase Transactions - On May 15, 2015, the Company repurchased 913,200 shares of its common stock from Lone Star in a private transaction at a price per share of $21.90, or an aggregate of approximately $20.0 million. On September 16, 2015, the Company repurchased an additional 1,007,500 shares of its common stock from Lone Star in a private transaction at a price per share of $19.85, or an aggregate of approximately $20.0 million.
Director Indemnification Agreements
The Company’s Bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

STOCKHOLDERS’ PROPOSALS
Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2017 annual meeting of stockholders must be submitted to the Company no earlier than January 6, 2017 and no later than February 5, 2017. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The

Secretary of the Company should be contacted in writing at its principle executive offices at Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.
In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2017 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 2, 2016. If timely notice of a stockholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
This process of householding will continue until you are notified otherwise or until you request otherwise. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company, to which the Company will respond promptly, should be addressed in writing to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.

ADDITIONAL INFORMATION
The Company’s annual audited financial statements and review of operations for fiscal 2015 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. A copy of the 2015 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. You can also access a copy of our 2015 Annual Report on Form 10-K on the Company’s website at www.continental-bp.com. The Company will furnish without charge a copy of the 2015 Form 10-K, including the financial statements and any schedules thereto or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to the 2015 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.

OTHER BUSINESS
The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Timothy Power
Senior Vice President and General Counsel

Herndon, Virginia
April 1, 2016

CONTINENTAL BUILDING PRODUCTS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05264-P74789 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONTINENTAL BUILDING PRODUCTS, INC.

Nominee:	For	Withhold
1a. James W. Bachmann	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2015 Annual Report and Notice and Proxy Statement are available at www.materials.proxyvote.com/211171.

E05265-P74789

PROXY

CONTINENTAL BUILDING PRODUCTS, INC.
Annual Meeting of Stockholders
May 6, 2016 9:00 AM

This proxy is solicited by the Board of Directors for use at the Annual Meeting

The stockholder(s) hereby appoint(s) James W. Bachmann and Timothy Power, or either of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CONTINENTAL BUILDING PRODUCTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 6, 2016, at Continental Building Products, 12950 Worldgate Drive, Herndon, VA 20170 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the person nominated as director by the Board of Directors, and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ended December 31, 2016, and in the discretion of the proxies with respect to any other matters that may properly come before the meeting and any adjournments or postponements thereof.

Continued and to be signed on reverse side